Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

January 14, 2016

Simulations Plus Reports First Quarter FY2016 Financial Results

Consolidated net revenues up 18.4%; net income increased 109%

LANCASTER, CA, January 14, 2016 – Simulations Plus, Inc. (NASDAQ: SLP), the premier provider of simulation and modeling software and consulting services for all phases of pharmaceutical discovery and development from the earliest discovery through all phases of clinical trials, today reported financial results for its first quarter of fiscal year 2016, the period ended November 30, 2015 (1QFY16).

1QFY16 highlights compared with 1QFY15:

•	Net revenues increased 18.4%, or $752,000, to a new record $4.84 million from $4.09 million
•	Gross profit increased 21.6% to $3.76 million from $3.09 million
•	SG&A was $1.68 million, a decrease of $403,000, or 19.4%, from $2.08 million
•	Income before taxes increased $971,000, or 30.1%, to $1.72 million from $746,000
•	Net income increased $578,000, or 109%, to $1.11 million from $529,000
•	Diluted earnings per share increased $0.03 to $0.06 from $0.03 per share

John Kneisel, chief financial officer, said: “This quarter is the first truly comparative period since the Company acquired Cognigen Corporation at the beginning of our 2015 fiscal year. It reflects earnings as anticipated from the acquisition as well as quarterly expenses unencumbered by acquisition costs. Last year’s first quarter (1QFY15) operating income was substantially affected by approximately $400,000 in one-time fees and expenses that were incurred for the acquisition. We continue to maintain our strong financial position with current cash balances of approximately $7.8 million and no loans.”

Ted Grasela, president of the Company, added: “We continue to offer new and expanded consulting services to clients of both companies. In addition, software development activities have continued apace and exciting opportunities are emerging as our scientists gain cross-disciplinary experience during our collaborations.”

John DiBella, vice president for marketing and sales for Simulations Plus, said: “The positive trend of strong software sales and increasing requests for our consulting services continued in 1QFY16. The number of software units licensed saw a 29% increase compared to 1QFY15, which was driven by robust renewal rates and 23 new organizations, or new departments at existing organizations, now utilizing our technology. Education remains a key focus for us in 2016, as we have an aggressive workshop schedule planned for the U.S., Europe, and Asia to allow us to train more scientists on the applications of our technology. This, coupled with new releases of all major software products expected in FY16, gives us confidence in our ability to continue expanding our client base. In addition to our vigorous marketing and sales activities in 1QFY16, we introduced a unified Simulations Plus brand to better present our comprehensive offering of powerful software and consulting expertise, which we believe will resonate across different departments, companies, and markets. We will be embarking on a website redesign project in 2016 to support this effort.”

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Walt Woltosz, chairman and chief executive officer of Simulations Plus, added: “Fiscal year 2016 is off to a very good start with this record first quarter. I am particularly excited about the upcoming release of our new PKPlus™ software, which we believe will have a significant impact on revenues and earnings later in FY16. I’m also encouraged by the contacts we’ve been making in the aerospace industry regarding the products we’ve been developing for use in the aerospace industry. These products use our artificial neural network ensemble modeling engine and we are pursuing customers and funding to develop customized tools and applications in this new market.”

Investor Conference Call

The Company has announced an investor conference call that will be webcast live at 1:15 p.m. PST/4:15 p.m. EST on Thursday, January 14, 2016, which may be joined by registering at the following website: https://attendee.gotowebinar.com/register/7532000268685717505. Upon registering, you will receive a confirmation e-mail with instructions for joining the call. Please dial in five to ten minutes prior to the scheduled start time. For listen-only mode, you may dial (415) 930-5321, and enter access code 448-867-227.

About Simulations Plus, Inc.

Simulations Plus, Inc. is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical and biotechnology agents. Our software is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of

	(Unaudited)	(Audited)
	November 30,	August 31,
	2015	2015
ASSETS
Current assets
Cash and cash equivalents	$7,154,513	$8,551,275
Accounts receivable, net of allowance for doubtful accounts of $0	4,042,436	1,593,707
Revenues in excess of billings	742,939	795,125
Prepaid expenses and other current assets	263,062	381,718
Deferred income taxes	161,431	210,972
Total current assets	12,364,381	11,532,797
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $7,879,689 and $7,632,421	3,818,371	3,798,339
Property and equipment, net	364,499	413,510
Intellectual property, net of accumulated amortization of $953,125 and $801,250	5,121,875	5,273,750
Other intangible assets net of accumulated amortization of $184,375 and $147,500	1,465,625	1,502,500
Goodwill	4,789,248	4,789,248
Other assets	34,082	34,082
Total assets	$27,958,081	$27,344,226

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$90,155	$209,407
Accrued payroll and other expenses	501,935	429,580
Accrued bonuses to officer	30,250	121,000
Income taxes payable	385,095	43,602
Other current liabilities	19,859	19,859
Current portion - Contracts payable	2,604,404	2,604,404
Billings in excess of revenues	211,718	106,534
Deferred revenue	53,312	78,945
Total current liabilities	3,896,728	3,613,331

Long-term liabilities
Deferred income taxes	3,123,517	3,190,419
Payments due under Contracts payable	1,000,000	1,000,000
Other long-term liabilities	3,309	8,274
Total liabilities	$8,023,554	$7,812,024

Commitments and contingencies	$–	–

Shareholders' equity
Preferred stock, $0.001 par value 10,000,000 shares authorized no shares issued and outstanding	$–	$–
Common stock, $0.001 par value 50,000,000 shares authorized 16,996,001 and 16,943,001 shares issued and outstanding	5,467	5,414
Additional paid-in capital	9,859,889	9,714,290
Retained earnings	10,069,171	9,812,498
Total shareholders' equity	$19,934,527	$19,532,202
	$–	–
Total liabilities and shareholders' equity	$27,958,081	$27,344,226

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended November 30,

	Three months ended
	(Unaudited)
	2015	2014

Net Revenues	$4,838,620	$4,086,192
Cost of revenues	1,083,347	997,734
Gross margin	3,755,273	3,088,458
Operating expenses
Selling, general, and administrative	1,676,433	2,079,169
Research and development	351,307	259,912
Total operating expenses	2,027,740	2,339,081

Income from operations	1,727,533	749,377

Other income (expense)
Interest income	4,467	4,592
Gain(loss) on currency exchange	(14,895)	(7,790)
Total other income (expense)	(10,428)	(3,198)
Income from operations before provision for income taxes	1,717,105	746,179
Provision for income taxes	(610,632)	(217,275)
Net Income	$1,106,473	$528,904

Earnings per share
Basic	$0.07	$0.03
Diluted	$0.06	$0.03

Weighted-average common shares outstanding
Basic	16,966,089	16,830,319
Diluted	17,255,068	17,097,858

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